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May 3, 1994


Mr. Marc R. Fey
24200 Summit Woods Drive
Los Gates, CA  95030

Dear Marc,

Thank you for your interest in Optika Imaging Systems, Inc. We appreciate your desire to join Optika and look forward to your many important contributions. Its been a pleasure discussing this exciting opportunity with you over the last few weeks. I look forward to you joining the Optika "Winning Team".

I am pleased, on behalf of Optika Imaging Systems, Inc., to make you the following offer of employment:

1. The full-time position of Vice President of Development. As V.P. of Development you will report directly to Harvey Jeane, President.

2. Your base salary will be $120,000.00 per year. Optika has an executive bonus plan which is decided upon by Optika's compensation committee (3 board members). This plan is directly tied to the Company achieving sales and profitability goals. The 1994 plan has not yet been decided upon but it would not be unreasonable to expect a bonus of up to $50K (prorated for the time at Optika during 1994) if the Company exceeded the sales and profitability goals.

3. Subject to approval by Optika's Board of Directors, you will be granted an option to purchase 15,000 shares of Optika Stock under the terms of the Stock Option Agreement in place at the time of your employment. In general, this plan is based on a 4 year vesting period with 25% (i.e. 2,500 shares) becoming available for purchase at the 1st, 2nd, 3rd and 4th year anniversaries of your employment. The remaining 5,000 options will become vested based upon achieving certain goals. These goals will be determined by the Optika management team. There are currently approximately 1,000,000 shares outstanding. If Optika is acquired, your options will either vest immediately or will be converted into the stock of the acquiring company.

4. Your place of employment will be at our Colorado Springs office and begin no later than 7/5/94.


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5.   Your job responsibilities as Optika's V.P. of Development are as follows:

     A. To work closely with the V.P. of Marketing to establish future product needs. Implement plans and manage the development organization to ensure that future products are developed and delivered on time and with a high level of quality.

     B. Manage the development activities of all Optika's existing FilePower products and the development activities of Teamworks.

     C. Present status reports on development progress to Optika's Board of Directors when needed.

     D. Present plans and ideas to be discussed with Optika's Board of Directors.

     E. Participate in Optika's executive meetings to discuss ideas, development plans and status of development related activities.

     F. Help Optika wherever possible to meet or exceed its goals.

     G. Make public presentations regarding Optika's products and development plans. This may include presentations at Optika's resellers conference, industry show, Venture Firms and financial community. Meetings with the press may also be required from time to time.

     H. To help in identifying and establishing relationships with strategic business partners.

     I. To help in identifying and negotiating with potential acquisition candidates in accordance with Optika's expansion plans.

Additional benefits will include health insurance and two weeks annual paid vacation. Optika's group insurance is covered by CIGNA of Colorado. Currently, individual health insurance is available to you at a monthly cost of $50. Coverage for your first dependent is available at an additional $50 monthly and each subsequent dependent will be an additional $25 monthly.

Since you will be required to relocate to Colorado Springs, Optika will provide you and your family with the following move package:

        A. Optika will pay up to $9,000 of your moving costs to move your personal belongings to Colorado Springs. Optika has an agreement with Allied Moving Company that will provide you with discounts and added benefits. You are, however, encouraged to accept bids from other moving companies. Optika will either pay the moving costs directly to the moving company or reimburse you for the actual expense. These costs are fully deductible for income tax purposes and therefore will not be "grossed up".

        B. Optika will pay up to $30,000 of your closing costs on your home in California. We will pay these costs just prior to your closing escrow. Items considered to be closing costs include real estate commissions, transfer fees and title insurance. Back taxes and interest are not considered to be closing costs. Although the closing costs are not immediately deductible, the costs will become part of your basis in the home sold. As a result, the capital gains taxes that you


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potentially will pay, will be reduced. As you will be receiving a deduction for closing costs at some point in time , we propose to "gross up" the payment by a reduced amount of 20%. The total payment for closing costs will be a maximum of $37,500.

In the event that Optika terminates your employment without cause, Optika will pay you an amount equal to six months of your base salary as severance. Other terms of employment not covered in this letter may be found in Optika's "Policies and Procedures Manual".

Marc, your accomplishments, demonstrated professionalism, industry knowledge and desire to become a contributing member of a dynamic company is what encouraged Optika to extend this offer. We trust this employment offer meets your expectations and look forward to you becoming a key team member here at Optika. We have had great success to date and are excited about the future and possibilities for Optika within the imaging industry.

Sincerely,



Malcolm Thomson
Chairman of the Board
Optika Imaging Systems, Inc.

cc:  Harvey Jeane

Your signature below constitutes that you have read and agree to the terms and conditions of this employment offer.

ACCEPTED: ___________________________________________      DATE: _____________